Exhibit 99.1

EXPLORATION NEWS RELEASE

NEW DISCOVERY FOR US GOLD IN MAGISTRAL DISTRICT

0.13 OPT GOLD OVER 98.4 FT. INCLUDING 0.51 OPT GOLD OVER 19.7 FT.

GOLD MINERALIZATION STARTS AT SURFACE!

Denver, Colorado (September 17, 2008) - US GOLD CORPORATION (AMEX:UXG - TSX: UXG - Frankfurt: US8) announces it has made a new gold discovery within the Magistral District, located in Sinaloa State, Mexico. Exploration highlights from initial holes: 0.13 ounces per ton (opt) gold over 98.4 feet (ft.), [4.59 gpt (grams per tonne) over 30.0 m] including 0.51 opt gold over 19.7 ft. (17.63 gpt gold over 6.0 m) and 0.11 opt gold over 88.6 ft. (3.85 gpt gold over 27.0 m). These results start near surface.

The discovery area is located 20 miles (32.2 km) southeast of the Magistral Mine (Figure 1). The mineralization is part of a hydrothermal vein system with significant silicification and oxidation observed in project area. The main minerals present include quartz, pyrite, hematite and limonite, including gold and silver. The project is comprised of moderately steep terrain and is part of the 540,000 acres (218,530 hectares) US Gold controls within the Magistral District.   The project has been named “Hercules” to signify its strong potential.

EXPLORATION RESULTS

Drilling has been focused on two areas referred to as the H1 and H2 Zones (Figure 2). These areas are separated by approximately 0.6 miles (1.0 km).

Conventional air rotary drilling at the H1 Zone has successfully intersected significant near surface gold mineralization. All holes were drilled vertically to a maximum depth of only 118.1 ft (36.0 m) in order to test the areas near surface potential. A deeper drilling program is now being planned and will commence shortly. Highlights from the H1 Zone are below:

Hole #	Gold Grade	From	To	Length	Gold Grade	From	To	Length
	(opt)	(ft.)	(ft.)	(ft.)	(gpt)	(m)	(m)	(m)

HEBH08-011	0.13	0.0	98.4	98.4	4.59	0.0	30.0	30.0
Including	0.51	9.8	29.5	19.7	17.63	3.0	9.0	6.0
Including	0.79	9.8	19.7	9.8	27.20	3.0	6.0	3.0

HEBH08-019	0.11	9.8	98.4	88.6	3.85	3.0	30.0	27.0
Including	0.15	68.9	98.4	29.5	5.20	21.0	30.0	9.0

HEBH08-020*	0.06	19.7	118.1	98.4	2.22	6.0	36.0	30.0
Including	0.17	68.9	78.7	9.8	5.71	21.0	24.0	3.0

HEBH08-018	0.04	9.8	108.3	98.4	1.32	3.0	33.0	30.0

*Hole ended in gold mineralization

Drill hole HEBH08-011 was the first hole drilled into the zone, returning 0.13 ounces opt gold over 98.4 ft., (4.59 gpt over 30.0 m) including 0.51 opt gold over 19.7 ft. (17.63 gpt gold over 6.0 m). Drill hole HEBH08-019 was designed to offset this hole 80 ft. (25 m) to the southeast. This hole returned 0.11 opt gold over 88.6 ft (3.85 gpt gold over 27 m).

Drilling 165 ft. (50 m) to the northeast of the results above intersected a best result of 0.05 opt gold over 108.3 ft. (1.66 gpt over 33 m). Results from this second area within the H1 Zone are listed below:

Hole #	Gold Grade	From	To	Length	Gold Grade	From	To	Length
	(opt)	(ft.)	(ft.)	(ft.)	(gpt)	(m)	(m)	(m)

HEBH08-050*	0.05	9.8	118.1	108.3	1.66	3.0	36.0	33.0

HEBH08-051*	0.06	49.2	118.1	68.9	2.02	15.0	36.0	21.0
Including	0.13	49.2	68.9	19.7	4.57	15.0	21.0	6.0

HEBH08-052*	0.05	19.7	118.1	98.4	1.72	6.0	36.0	30.0
Including	0.15	49.2	59.1	9.8	5.16	15.0	18.0	3.0

HEBH08-053*	0.04	29.5	118.1	88.6	1.41	9.0	36.0	27.0

*Hole ended in gold mineralization

H2 Zone

Conventional air rotary drilling in the newly discovered H2 Zone had a similar objective as H1, to test the areas near surface potential. All holes were drilled vertical to a maximum depth of 150 ft. (45.7 m). Initial results are listed below:

Hole #	Gold Grade	From	To	Length	Gold Grade	From	To	Length
	(opt)	(ft.)	(ft.)	(ft.)	(gpt)	(m)	(m)	(m)

HEBHA08-030	0.07	10.0	75.0	65.0	2.37	3.0	22.9	19.8
Including	0.16	10.0	30.0	20.0	5.56	3.0	9.1	6.1

HEBHA08-031	0.03	25.0	70.0	45	1.12	7.6	21.3	13.7

HEBHA08-036	0.42	115	120	5	14.45	35.1	36.6	1.5

US Gold will continue with its current exploration and data compilation program in order to prepare for a deeper drilling program that is scheduled to take place in the near future. Significant sampling and mapping is being undertaken to better understand the mineralization and its controls. Although early, US Gold is highly encouraged with the results achieved thus far.

For a complete set of results and hole locations, please visit www.usgold.com.

ABOUT US GOLD

US Gold Corporation is a United States based gold exploration company exploring throughout northeastern Nevada and Mexico. The Company has large land holdings and a strong treasury. US Gold’s shares trade on the American and Toronto Stock Exchanges under the symbol UXG.

QUALIFIED PERSON

This news release has been viewed and approved by Steve Brown, Senior Geologist and Project Manager, who is a Qualified Person as defined by National Instrument 43-101 and is responsible for program design and quality control of exploration undertaken by the Company at its Mexican exploration properties. All samples were analyzed by ALS Chemex. Samples were analyzed by fire assay.

Drilling was completed by conventional air rotary (5 ft. [1.5 meter] and 9.8 ft. [3.0 meters] sample intervals). True widths of mineral intersections are not known.

Certain statements contained herein and subsequent oral statements made by and on behalf of the Company may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “intends,” “anticipates,” “believes,” “expects” and “hopes” and include, without limitation, statements regarding the Company’s results of exploration, plan of business operations, potential contractual arrangements, receipt of working capital, anticipated revenues and related expenditures. Factors that could cause actual results to differ materially include, among others, those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”. Most of these factors are outside the control of the Company. Investors are cautioned not to put undue reliance on forward-looking statements. Except as otherwise required by applicable securities statutes or regulations, the Company disclaims any intent or obligation to update publicly these forward looking statements, whether as a result of new information, future events or otherwise.

For further information contact:

Ana Aguirre	Mailing Address
Manager, Investor Relations	99 George Street, 3rd Floor
Tel: (647) 258-0395	Toronto, ON M5A 2N4
Toll Free: (866) 441-0690	E-mail: info@usgold.com
Fax: (647) 258-0408